Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use of our report dated June 6, 2007, except for Note 9 for which the date is June 27, 2007, on the balance sheet of Agassiz Energy, LLC (a development stage company), as of December 31, 2006, and the related statements of operations, changes in members’ equity, and cash flows for the years ended December 31, 2006 and 2005, and for the period from inception (October 12, 2004) to December 31, 2006 in the Post-Effective Amendment No. 2 to Form SB-2 Registration Statement of Agassiz Energy, LLC, dated on or about July 17, 2007 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.

Certified Public Accountants

Minneapolis, Minnesota
July 17, 2007